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Exhibit 10.6

VELOCITY COMMUNICATION

August 6, 1999

Mr. Rajesh Vashist
748 Inverness Way
Sunnyvale, CA 94087

Dear Rajesh:

        I am pleased to offer you a position with Velocity Communication (the "Company") as its Chief Executive Officer, reporting to the Board of Directors. You will have responsibility for the management and direction of the Company. In addition, you will be appointed to the Company's Board of Directors.

        During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time during your employment. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

        Your initial base salary will be $160,000 per year. In addition, you will receive an additional $20,000 upon the closing of the Company's next preferred stock financing. As a Company employee you are also eligible to receive medical insurance and other employee benefits generally available to employees of the Company.

        Also, in connection with your employment, the Company will grant you an option for 1,200,000 shares of Common Stock (approximately 10% of the fully diluted shares post Series A Preferred Financing and 6.9% post Series B Preferred Financing). Your option shall be issued at an exercise price per share equal to the value of the Common Stock as determined by the Board at its first meeting following your employment start date. The options will be subject to four year vesting and all of the other standard terms and conditions of the Company Stock Option Plan. In the event of a change of control of the Company in which your responsibilities are significantly changed or diminished, one-fourth of your options shall vest immediately. Any unvested options will fully vest upon termination of employment, other than for cause, after a change of control.

        You should be aware, and acknowledge and agree, that your employment with the Company is for no specified period of time and constitutes at will employment. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, for any reason, or for no reason. However, if the Company elects to terminate its employment relationship with you for any reason other than for cause, you and the Company agree that you will sign a standard form of settlement and release agreement, and that in consideration therefore the Company will provide you a settlement of six (6) months' salary, six (6) months' of accelerated options and benefits plus a pro rata calculation of any bonus.

        As an employee you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the company. To protect the interests of the Company, you will need to sign the Company's standard Confidentiality Agreement and Non-Compete as a condition of your employment.

        Your start date shall August 9, 1999. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. This letter agreement sets forth the terms of your employment with the Company, and supercedes any prior representations or agreements, whether written or oral. This letter agreement may not be modified or amended except by a written agreement, signed by a duly authorized officer of the Company and by you.

On Behalf of the Board of Directors,

Behrooz Rezvani, President

Agreed:	Rajesh Vashist

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  Exhibit 10.6
VELOCITY COMMUNICATION